SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Quantum Corporation
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On June 6, 2016, Quantum Corp. sent the below e-mail to employees.

VIEX Capital Advisors, a large Quantum shareholder, has announced its nomination of five candidates for election to Quantum’s Board of Directors at our 2016 Annual Meeting of Stockholders. VIEX is a private investment firm that owns approximately 11% of Quantum’s common shares.

VIEX’s announcement is just the first step in a process for nominating and electing directors to the Board. However, if VIEX ultimately were to succeed in electing its five nominees to our nine-member Board, it would obtain control of the Board despite having only an 11% ownership stake. We do not believe this outcome would be appropriate or in the best interests of all Quantum shareholders. I would also note that our Board currently includes a large shareholder and four other individuals nominated or appointed as part of an agreement with another large shareholder.

Beyond that, I am not going to say anything further about the VIEX nominations or our response at this time.

I realize all of this can be distracting. However, as always with these types of external developments, it’s important that we stay focused on executing against our goals and priorities, and I ask that you continue to do so.

Thank you for you continued hard work and contributions. –Jon
Important Information
Quantum Corp. (“Quantum”), will file with the Securities and Exchange Commission (“SEC”) and provide to its stockholders a proxy statement in connection with its 2016 annual meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY QUANTUM WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Quantum at http://www.quantum.com.
Certain Information Regarding Participants
Quantum, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Quantum’s stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Quantum’s proxy statement for its 2015 annual meeting, which was filed with the SEC on May 7, 2015. To the extent holdings of Quantum’s securities by such persons have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Quantum’s 2016 Annual Meeting. Stockholders will be able to obtain a free copy of the proxy statement and other documents filed by Quantum with the SEC from the sources listed above.